Exhibit 99.3

SYNAPTICS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On July 17, 2020, Synaptics Incorporated (“Synaptics”) announced that it had entered into an Agreement and Plan of Merger (the “Agreement”) providing for the acquisition of DisplayLink Corp. (”DisplayLink” or “DL”), resulting in DisplayLink becoming a wholly-owned subsidiary of Synaptics (the “Acquisition”). The Acquisition was effective as of July 31, 2020 (“Closing Date”).

The following unaudited pro forma condensed combined balance sheet and statement of operations are presented to give effect to the acquisition of all of the outstanding equity interests of DisplayLink for a purchase price of $305.0 million, subject to (i) an increase for DisplayLink’s estimated cash and cash equivalents at the closing of the Merger (the “Closing”), (ii) a decrease for DisplayLink’s estimated indebtedness outstanding immediately prior to the Closing, (iii) a decrease for the unpaid portion as of the Closing of certain transaction expenses incurred by DisplayLink, and (iv) an increase or decrease equal to the amount that the estimated working capital of DisplayLink exceeds or falls short, respectively, of a certain specified target working capital set forth in the Merger Agreement, with $3.1 million of the purchase price held in escrow accounts for the adjustments after Closing and to secure the Seller Parties’ indemnification obligations under the purchase agreement. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations are hereafter collectively referred to as the “Pro Forma Financial Statements.”

The Pro Forma Financial Statements should be read together with the historical financial statements and related notes, as follows:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	Audited historical consolidated financial statements of Synaptics as of and for the year ended June 27, 2020, included in Synaptics’ Form 10-K for the fiscal year ended June 27, 2020;

•	Audited historical consolidated financial statements of DisplayLink and subsidiaries as of and for the year ended December 31, 2019 and the related notes thereto, included in this Form 8-K/A; and

•

Unaudited condensed consolidated balance sheet of DisplayLink and subsidiaries, as of June 30, 2020, and December 31, 2019, the unaudited condensed consolidated statements of operations, statements of shareholders’ equity and cash flows for the six-month periods ended June 30, 2020 and June 30, 2019, and the related notes thereto.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on June 27, 2020. The unaudited pro forma condensed combined statement of operations combines the results of operations of Synaptics and DisplayLink for the fiscal year ended June 27, 2020 and twelve months ended June 30, 2020, respectively, as if the Acquisition had occurred on June 30, 2019. The pro forma information was prepared based on the historical consolidated financial statements of Synaptics and DisplayLink after giving effect to the Acquisition using the acquisition method of accounting and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business.

The Pro Forma Financial Statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Synaptics and DisplayLink been a combined company as of and for the respective periods presented. The Pro Forma Financial Statements do not reflect any operating efficiencies, post-Acquisition synergies and/or cost savings that we may achieve with respect to the combined companies. The adjustments to the Pro Forma Financial Statements are based on what we believe are reasonable under the circumstances. The pro forma adjustments are preliminary and have been made solely for the purpose of preparing the Pro Forma Financial Statements.

The preliminary allocation of the purchase price used in the Pro Forma Financial Statements is based upon assets acquired and liabilities assumed through the Acquisition. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the purchase price in the Pro Forma Financial Statements. These preliminary estimates and assumptions are subject to change as we finalize the acquisition accounting, including the valuations of the net tangible and intangible assets. The final determination of the value of the assets and liabilities acquired will likely differ from these preliminary estimates and the differences could be material.

The Pro Forma Financial Statements have been compiled from the following sources:

•

The financial information of Synaptics has been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and extracted without adjustment from Synaptics’ audited consolidated balance sheet and statement of operations as of and for the fiscal year ended June 27, 2020, contained in Synaptics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 21, 2020.

•

The financial information of DisplayLink has been prepared in accordance with U.S. GAAP and derived as follows: a) started with the financial information from DisplayLink’s audited consolidated statement of operations for the fiscal year ended December 31, 2019 and added b) DisplayLink’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2020 less c) DisplayLink’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2019.

SYNAPTICS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 27, 2020

(in millions)

	Historical
	Synaptics Incorporated	DisplayLink Corp.					Pro Forma Combined As of June 27, 2020
	As of June 27, 2020	As of June 30, 2020	Reclassification Adjustments	Pro Forma Adjustments
ASSETS
Current assets:
Cash and cash equivalents	$763.4	$29.1	$—	$(441.0)	3	(a)	$349.5
				(2.0)	3	(a)
Short term investments	—	99.2	—	—			99.2
Accounts receivable, net	195.3	10.4	—	—			205.7
Inventory	102.0	6.1	—	18.7	3	(b)	126.8
Tax receivables	—	2.5	(2.5)	—			—
Prepaid expenses and other current assets	16.9	7.2	2.5	(0.1)	3	(l)	26.5

Total current assets	1,077.6	154.5	—	(424.4)			807.7
Long-term assets:
Property, plant and equipment, net	84.3	7.5	—	—			91.8
Goodwill	360.8	—	—	91.4	3	(c)	452.2
Intangible assets, net	93.4	3.2	—	208.8	3	(d)	305.4
Non-current other deferred tax asset	—	8.9	(8.9)	—			—
Non-current other assets	77.7	—	8.9	19.5	3	(g)	97.2
				(8.9)	3	(e)

Total assets	$1,693.8	$174.1	$—	$(113.6)			$1,754.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60.6	$5.0	$—	$—			$65.6
Accrued compensation	59.5	—	—	3.7	3	(h)	63.2
Income taxes payable	33.0	—	—	—			33.0
Other accrued liabilities	91.0	13.2	—	(1.9)	3	(f)	99.7
				(1.5)	3	(k)
				1.5	3	(g)
				(2.6)	3	(l)

Total current liabilities	244.1	18.2	—	(0.8)			261.5
Long-term liabilities:
Long-term debt	100.0	0.5	—	—			100.5
Convertible notes, net	486.6	—	—	—			486.6
Other long-term liabilities	44.0	—	—	28.8	3	(e)	90.8
				18.0	3	(g)

Total liabilities	874.7	18.7	—	46.0			939.4
Equity:
Common stock	0.1	—	—	—			0.1
Additional paid-in capital	1,340.2	120.6	—	(120.6)	3	(i)	1,340.2
Other comprehensive loss	—	(3.1)	—	3.1	3	(i)	—
Retained earnings (Deficit accumulated)	701.4	37.9	—	(42.1)	3 3	(i), (j)	697.2
Treasury stock	(1,222.6)	—	—	—			(1,222.6)

Total stockholder’s equity	819.1	155.4	—	(159.6)			814.9

Total equity	819.1	155.4	—	(159.6)			814.9

Total liabilities and equity	$1,693.8	$174.1	$—	$(113.6)			$1,754.3

See notes to unaudited pro forma condensed combined financial statements

SYNAPTICS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 27, 2020

(in millions, except per share amounts)

	Historical
	Synaptics Incorporated	DisplayLink Corp.					Pro Forma Combined
	Fiscal Year Ended June 27, 2020	Twelve Months Ended June 30, 2020	Reclassification Adjustments	Pro Forma Adjustments			Fiscal Year Ended June 27, 2020
Net revenue	$1,333.9	$116.0	$—	$—			$1,449.9
Cost of revenue	790.8	25.2	—	—			816.0

Gross margin	543.1	90.8	—	—			633.9

Operating expenses:
Research and development	302.5	64.5	—	—			367.0
Selling, general, and administrative	127.0	—	22.1	(1.5)	3	(m)	147.6
Sales and marketing	—	8.5	(8.5)	—			—
General and administrative	—	14.3	(14.3)	—			—
Acquired intangibles amortization	11.7	2.5	—	49.8	3	(n)	64.0
Restructuring costs	33.0	—	—	—			33.0

Total operating expenses	474.2	89.8	(0.7)	48.3			611.6
Operating income	68.9	1.0	0.7	(48.3)			22.3
Interest and other income	7.9	2.0	—	—			9.9
Foreign exchange losses	—	0.7	(0.7)	—			—
Interest expense	(22.5)	—	—	—			(22.5)
Gain on sale of assets	105.1	—	—	—			105.1
Impairment recovery on investments, net	—	—	—	—			—

Income before provision for income taxes and equity investment loss	159.4	3.7	—	(48.3)			114.8
Provision for income taxes	38.6	(3.5)	—	(11.6)	3	(o)	23.5
Equity investment loss	(2.0)	—	—	—			(2.0)

Net income	$118.8	$7.2	$—	$(36.7)			$89.3

Net income per share:

Basic	$3.54						$2.66	3	(p)

Diluted	$3.41						$2.57	3	(p)

Shares used in computing net income per share:
Basic	33.6						33.6	3	(p)

Diluted	34.8						34.8	3	(p)

See notes to unaudited pro forma condensed combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS

1.	Basis of Presentation and summary of acquisition

The accompanying Pro Forma Financial Statements are based on the historical consolidated financial statements of Synaptics and DisplayLink after giving effect to the Acquisition using the acquisition method of accounting, as well as certain reclassifications and pro forma adjustments.

In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed will be recorded as of the completion of the Acquisition at their respective fair values. The excess purchase consideration over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.

The preliminary aggregate purchase price of the Acquisition was approximately $441.0 million in cash, including the defined cash payment of $305.0 million and adjusted for (i) estimated cash and cash equivalents at Closing (ii) estimated indebtedness outstanding immediately prior to the Closing, (iii) unpaid portion as of the Closing of certain transaction expenses incurred by DisplayLink, and (iv) the amount that the estimated working capital of DisplayLink exceeds or falls short, respectively, of a certain specified target working capital set forth in the Merger Agreement, with $3.1 million of the purchase price held in escrow accounts for the adjustments after Closing and to secure the Seller Parties’ indemnification obligations under the purchase agreement.

Consideration Transferred
(in millions)
Cash payment of Consideration (1)	$305.0
Closing Cash adjustment (2)	134.9
Closing Working Capital adjustment (3)	1.1

Total Purchase Consideration	$441.0

(1)	Represents cash payment of Consideration for $305.0 million delineated by the Merger Agreement.
(2)	Represents the Merger Consideration adjustment of Closing Cash delineated by the Merger Agreement.
(3)	Represents the Merger Consideration adjustment of Closing Working Capital delineated by the Merger Agreement.

We identified and recorded the assets acquired and liabilities assumed at their preliminary estimated fair values at the Closing Date and allocated the remaining value of approximately $91.4 million to goodwill. The values assigned to certain acquired assets and liabilities are preliminary, are based on information available as of the date of these unaudited pro forma condensed combined financial statements and may be adjusted as further information becomes available during the measurement period of up to 12 months from the date of the Acquisition. Additional information that relates to facts and circumstances that exist as of the Closing Date may subsequently become available and may result in changes in the values allocated to various assets and liabilities. Changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to goodwill.

The preliminary purchase price allocation is as follows:

(in millions)
Cash and cash equivalents	$29.1
Short term investments	99.2
Accounts receivable, net	10.4
Inventory	24.8
Prepaid expenses and other current assets	8.1
Property, plant and equipment, net	7.5
Intangible assets, net	212.0
Non-current other assets	21.0

Total assets	412.1
Accounts payable	(5.0)
Other accrued liabilities	(10.2)
Long-term debt	(0.5)
Other long-term liabilities	(46.8)

Total liabilities	(62.5)

Net assets acquired (a)	349.6

Preliminary purchase consideration (b)	441.0

Preliminary goodwill (b) - (a)	$91.4

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred. Instead, they are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results.

Intangible Assets

Significant Classes of Intangible Assets Acquired

Developed technology: Developed technology relates to DisplayLink’s integrated graphic chips and codec software which are used for graphics display in USB based docking stations and adaptors, enabling the use of the hardware that have reached technological feasibility. Synaptics expects to amortize the fair value of the technologies based on the anticipated time frame in which the economic benefits of the intangible asset are anticipated to be recognized, which is assumed to amortize on a straight-line basis.

In-process research and development: In-process research and development relates to the G7 chipset currently under development which has not yet reached technological feasibility as of the Closing Date. The amortization will commence as of the completion of the development project with an expected useful life of 4.0 years.

Customer contracts and related relationships: Customer relationships consist of preexisting relationships that are expected to contribute to future earnings. Customer relationship is neither legal nor contractual but is separable as an intangible asset. The fair value of these intangible assets is expected to be amortized on a straight-line basis over the period in which the economic benefits are anticipated to be recognized.

Trade names/trademarks/domain names: The DisplayLink trade name is used in the sale of the chipsets and is frequently referenced in the branding of final products, which will be maintained as long as the underlying technology remains relevant in the market. The fair value of the trade name is expected to be amortized on a straight-line basis over the period in which the economic benefits are anticipated to be recognized.

Order backlog: Backlog consists of unfulfilled orders as of Closing Date. The value of the backlog is derived from the profit to be generated from fulfilling the orders on backlog.

Preliminary identifiable intangible assets consist of the following:

Intangible Assets	Approximate Fair Value (dollars in millions)	Estimated Useful Lives	Incremental first year amortization
Developed technology	$91.0	3 years	$30.0
IPR&D	50.0	n/a (1)	—
Customer contracts and related relationships	64.0	3 years	21.3
Order backlog	3.0	0.2 years	3.0
Trade names / trademarks / domain names	4.0	4 years	1.0

Total identified intangible assets	$212.0		$55.3

(1)

In the case of in-process research and development assets, the amortization will commence as of the completion of the development project. Upon launch, the expected useful life for the IPR&D will be 4.0 years.

Valuation

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Synaptics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Synaptics’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Goodwill

Approximately $91.4 million has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.	Summary of Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Synaptics’ audited financial statements as of and for the fiscal year ended June 27, 2020.

Certain reclassifications have been reflected in the pro forma adjustments to conform DisplayLink’s presentation to Synaptics’ presentation in the unaudited pro forma condensed combined balance sheet and statement of operations. These reclassifications have no effect on previously reported total assets, total liabilities, and stockholders’ equity, or income from continuing operations of Synaptics or DisplayLink. The pro forma financial statements may not reflect all the adjustments necessary to conform the accounting policies of DisplayLink to the accounting policies of Synaptics.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the Pro Forma Financial Statements. As a result, the Pro Forma Financial Statements does not assume any differences in accounting policies.

3.	Pro Forma Adjustments

The Pro Forma Financial Statements reflect certain adjustments that are necessary to present fairly our unaudited pro forma condensed combined results of operations and our unaudited pro forma condensed combined balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on us, and are based on assumptions that management believes are reasonable given the best information currently available.

The accompanying Pro Forma Financial Statements have been prepared as if the acquisition was completed on June 27, 2020 for balance sheet purposes and on June 30, 2019 for statement of operations purposes and reflect the following preliminary pro forma adjustments, based on estimates, and subject to change as more information becomes available and after we complete our final analysis of the fair values of both tangible and intangible assets acquired and liabilities assumed:

(a)

To record total cash paid out of $443.0 million, inclusive of cash paid for consideration of $441.0 million and cash paid of $2.0 million related to total estimated transaction costs incurred by Synaptics.

(b)	To record the estimated fair value of DisplayLink’s inventory of $24.8 million, representing a $18.7 million increase to the carrying value.

(c)	To record preliminary estimate of goodwill of $91.4 million.

(d)	To eliminate DisplayLink’s historical intangible assets of $3.2 million and to record the estimated fair value of $212.0 million for acquired intangible assets.

(e)

To eliminate DisplayLink’s historical deferred tax assets of $8.9 million and to record the deferred tax liability of $28.8 million associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the Acquisition Date value of intangible assets.

(f)	To eliminate DisplayLink’s deferred rent of $1.9 million, which does not represent liabilities assumed by Synaptics in the Acquisition.

(g)	To recognize DisplayLink’s right-of-use asset of $19.5 million and short-term and long-term lease liability of $1.5 million and $18.0 million, respectively.

(h)	To record severance accrual of $3.7 million for DisplayLink employees to be terminated due to the Acquisition.

(i)	To eliminate DisplayLink’s historical equity balance, consisting of additional paid-in capital of $120.6 million, other comprehensive loss of $3.1 million, and retained earnings of $37.9 million.

(j)	To record Synaptics’ non-recurring acquisition related expenses of $4.2 million included in cash and other accrued liabilities as described in notes (h) and (k).

(k)

To reverse the accrued transaction costs of $1.5 million and record the estimated transaction costs not accrued as of the pro forma balance sheet date of $0.5 million as an adjustment to retained earnings.

(l)	To reflect the settlement of DisplayLink’s employee loans and warrant liability as part of the Acquisition.

(m)	To eliminate the accrued transaction costs of $1.5 million incurred by Synaptics in the condensed consolidated statement of operations for the fiscal year ended June 27, 2020.

(n)

To eliminate DisplayLink’s historical amortization expense of $2.5 million and to record amortization expense of $52.3 million based on fair value of the acquired intangible assets. The adjustment excludes amortization expense for order backlog as order backlog is estimated to be fulfilled within twelve months following the close of the Acquisition and does not have a continuing impact on the combined company.

(o)	To record the income tax impact of the pro forma adjustments.

(p)	To calculate the basic and diluted earnings per share following adjustments to pro forma net income, with no changes to the denominator for the basic and diluted earnings per share calculation.